Exhibit 10.31

Exhibit B

THIS Exhibit B is made and entered into pursuant to the Consulting Agreement by and between OXiGENE, Inc. (hereinafter referred to as “OXiGENE”) and David Chaplin, Ph.D. (the, “CONSULTANT”) dated the 23rd day of January 2013 (the “Agreement”), and is effective as of the date last signed below (the “Exhibit Effective Date”). Capitalized terms used in this Exhibit and not otherwise defined will have the same meaning as set forth in the Agreement.

1. Exhibit. This document constitutes an Exhibit as defined in the Agreement and the Services to be provided hereunder are subject to the terms and conditions of the Agreement.

2. Services. CONSULTANT agrees to provide the following consulting Services upon OXiGENE’s request:

•	Attend and/or deliver technical or business presentations on behalf of OXiGENE; and

•	Assist with such project based assignments as may be mutually agreed upon in writing with OXiGENE from time to time.

OXiGENE and CONSULTANT hereby agree that this Exhibit B is not intended to reduce, enlarge or otherwise alter the scope of CONSULTANT’s responsibilities to OXiGENE as a member of its Board of Directors or as a consultant providing Services under Exhibit A to the Agreement.

3. Compensation. CONSULTANT will provide to OXiGENE invoices for Services rendered as requested hereunder. As full compensation for Services provided hereunder, OXiGENE will pay to CONSULTANT for the duration of this Exhibit a fee of three hundred seventy-five US Dollars ($375) per hour (travel time to be billed at 50% of Consultant’s hourly rate), not to exceed a daily rate of three thousand U.S. Dollars ($3,000), which assumes eight (8) or more hours of service within the course of one day. Maximum remuneration for Services performed on a time and materials basis under this Exhibit B, inclusive of travel, living and out of pocket expenses, shall not exceed the amount set forth in OXiGENE Purchase Order Number [            ], as may be amended from time to time by OXiGENE in its sole discretion; provided however, that in no event shall the total compensation payable to Consulting in any calendar year exceed the aggregate amount authorized under the Agreement. The Parties agree that Services performed and travel, living and out of pocket expenses incurred by Consultant beyond such maximum remuneration shall not be subject to payment without the prior written consent of OXiGENE.

4. Invoices. Payment of invoices submitted with the required detail, delineated herein, will be made within thirty (30) days of OXiGENE’s receipt of such invoice. Should any part of the invoice be in dispute, OXiGENE shall pay the remainder of the undisputed amount according to the terms and conditions described herein while said dispute is being resolved.

All invoices must be issued to: “OXiGENE, Inc., Attn: Accounts Payable, 701 Gateway Blvd., South San Francisco, CA 94080” and forwarded via e-mail to ap@oxigene.com for payment.

To avoid any delay in payment, all invoices should clearly contain the detail required by OXiGENE, including:

Consultant’s name & full mailing address

Name the check shall be payable to and the corresponding Tax ID # if applicable

Invoice date

Total amount due & payment currency

Description of services rendered/project and/or study number and/or period ending

Invoices which do not contain the required detail will be rejected and must be resubmitted in order to be processed and paid.

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The parties have indicated their acceptance of the terms of this Agreement by the signatures set forth below. Each individual signing on behalf of a corporate entity hereby personally represents and warrants his or her legal authority to legally bind that entity.

OXiGENE, INC.		CONSULTANT

By:	/s/ Peter J. Langecker	By:	/s/ David Chaplin

Print Name: Peter J. Langecker, M.D., Ph.D.		Print Name: David Chaplin, Ph.D.

Date:	27 Feb 2013	Date:	Feb 27 2013

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